Exhibit B

CHECHE GROUP INC.

CLASS B ORDINARY SHARE AWARD AND SUBSCRIPTION AGREEMENT

This Class B Ordinary Share Award and Subscription Agreement (this “Award Agreement”) is made as of November 3, 2026 by and between Cheche Group Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and Zhang Lei (the “Participant”).

Name of Participant: Zhang Lei	Plan: 2026 Equity Incentive Plan
PRC National ID / Passport Number:	Award: Direct issuance of 250,000 class B ordinary shares of a par value of US$0.00035 each (“Class B Ordinary Share”)
Address: 8/F, Desheng Hopson Fortune Plaza, 13-1 Deshengmenwai Avenue, Xicheng District, Beijing 100088, China	Subscription Price: US$0.00035 per Share (par value)
Grant Date: November 3, 2026	Aggregate Subscription Price: US$87.5
Vesting: Fully vested on the Grant Date; no vesting conditions.	No exercise requirement or expiration date.

WHEREAS, the Company proposes to make a direct award and issuance of fully vested Class B Ordinary Shares to the Participant under the Plan, subject to approval by the Committee pursuant to Sections 2.3 and 11.3 of the Plan. The Grant Date shall not precede the Effective Date of the Plan or the approval of this Award.

WHEREAS, the Participant acknowledges receipt of the Plan and agrees to be bound by its terms and the terms of this Award Agreement.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant and the mutual promises herein, the parties agree as follows:

1. Definitions. Capitalized terms used but not defined herein have the meanings given in the Company’s 2026 Equity Incentive Plan (the “Plan”). References to the Committee include the Board where applicable under the Plan. “Award Shares” means the 250,000 Class B Ordinary Shares, to be allotted and issued directly to the Participant under this Award Agreement.

2. Direct Share Award and Subscription. Subject to the Plan becoming effective and approval of this Award by the Committee, the Company agrees to allot and issue, and the Participant agrees to subscribe for, the Award Shares at the Subscription Price set out below. This is a direct award of fully vested ordinary shares, approved as an “other type of award” under Section 2.3 of the Plan and administered under Article 11 of the Plan. It is not an option, restricted share unit or right requiring exercise. The 250,000 Award Shares represent a fixed share number, not a post-issuance or fully diluted ownership percentage, and carry no right to maintain a percentage interest, subject to Article 10 of the Plan. The Award Shares shall count against the share reserve under Section 3.1 of the Plan.

3. No Vesting Conditions. The Award is fully vested on the Grant Date. There is no vesting schedule, restriction period, minimum service period, performance condition or requirement for future vesting. The Participant is not required to exercise any right to acquire the Award Shares. Payment of the Subscription Price is the only payment required from the Participant as a condition to Completion. Any tax, withholding, foreign exchange, registration, filing or other compliance matter shall be administered separately and shall not constitute a vesting condition, suspend vesting or delay or prevent Completion, except solely to the extent that a mandatory provision of Applicable Laws expressly prohibits the Company from completing the allotment and issuance of the Award Shares. No service-based forfeiture, compulsory sale or repurchase at cost shall apply merely because the Participant’s employment or service terminates. Applicable clawback and recovery requirements remain in force.

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4. Allotment, Issuance and Registration. Completion shall take place promptly following the Grant Date upon receipt by the Company of the Subscription Price. At Completion, the Company shall allot and issue all of the Award Shares directly to the Participant as fully paid Class B Ordinary Shares, procure entry of the Participant’s name and shareholding in its register of members and provide a share certificate or other evidence of registration as applicable. The approval of this Award and this Award Agreement by the Committee constitutes the Committee’s acceptance of the arrangements set forth herein for purposes of Section 14.3 of the Plan. The Company shall be responsible for taking, or procuring the taking of, all corporate, securities, stock exchange, tax, foreign exchange, registration, filing and other procedural actions required in connection with Completion. None of those actions shall constitute a condition precedent to, or delay or prevent, Completion, except solely to the extent that a mandatory provision of Applicable Laws expressly prohibits the Company from completing the allotment and issuance of the Award Shares. No additional vesting or discretionary exercise condition shall be imposed under this Section.

5.  Subscription Price and Payment. The subscription price is US$0.00035 per Share, equal to its par value (the “Subscription Price”). The exact aggregate Subscription Price for 250,000 Award Shares is US$87.5, exclusive of taxes. The Participant shall pay that amount to the account designated by the Company before or at completion. No Award Shares shall be issued for less than their aggregate par value. Any permitted foreign currency payment shall be handled in accordance with Section 9.8 of the Plan.

6. Termination of Employment or Service. Termination of employment or service does not, of itself, cause the Award Shares or the fully vested Award to lapse or require forfeiture, repurchase or sale. Pursuant to the express ability to provide otherwise in Sections 9.2 and 9.3 of the Plan, those Sections shall not operate to cancel this fully vested Award or forfeit Award Shares solely by reason of termination or a finding of Cause. This does not limit any applicable clawback or recovery under Section 14.20 of the Plan, mandatory Applicable Laws or any independent claim or remedy available to the Company. There is no post-termination exercise period or expiration date.

7. Shareholder Rights. Upon allotment and issuance and entry of the Participant’s name in the Company’s register of members, the Participant shall have the voting, dividend and other rights attaching to the Award Shares under the Company’s Memorandum and Articles of Association and Applicable Laws. The Award Shares shall rank pari passu with other issued Class B Ordinary Shares, subject to the terms of any dividend or distribution declared before issuance. No shareholder rights arise under this Award Agreement before issuance and registration.

8. Transfers and Class B Conversion. The Award Shares are subject to Applicable Laws and the Company’s Memorandum and Articles of Association, including applicable transfer restrictions and Class B conversion provisions. No vesting-related transfer restriction or contractual holding period is imposed by this Award Agreement. Nothing herein overrides applicable Class B conversion provisions or guarantees continued Class B status after a transfer or other conversion event. Before completion, any transfer of the Award is subject to Section 9.4 of the Plan.

9.  Tax Withholding. The Participant is responsible for his personal taxes arising in connection with the Award and the Award Shares. The parties agree, and the Committee by approving this Award Agreement accepts for purposes of Section 14.3 of the Plan, that the Participant’s execution of this Award Agreement, agreement to reimburse the Company or any Subsidiary for any amount that such entity is required by Applicable Laws to pay or withhold, and authorization for such amount to be deducted from any cash payment otherwise payable to the Participant constitute arrangements acceptable to the Committee for the satisfaction of applicable withholding obligations. To the extent permitted by Applicable Laws, the Company or a Subsidiary may advance, pay or otherwise satisfy any required withholding amount and recover that amount from the Participant separately after Completion. No Award Shares shall be withheld from the Award, and the Participant’s payment or reimbursement of any tax or withholding amount shall not constitute a condition precedent to, or delay or prevent, the allotment, issuance and registration of all of the Award Shares, except solely to the extent that a mandatory provision of Applicable Laws expressly prohibits the Company from completing such allotment, issuance and registration. Section 14.14 of the Plan applies.

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10. PRC Participants. If the Participant is subject to applicable PRC foreign exchange requirements, the Company and any designated Affiliate shall administer the required registrations, account arrangements, remittance procedures and other formalities, and the Participant shall provide reasonable cooperation. To the fullest extent permitted by Applicable Laws, any such requirement or formality may be completed before or after Completion and shall not constitute a condition precedent to, or delay or prevent, the allotment, issuance and registration of the Award Shares, except solely to the extent that a mandatory provision of Applicable Laws expressly prohibits the Company from completing such allotment, issuance and registration. The Company may establish a centralized account management system and require proceeds relating to the Award Shares to be remitted to the PRC through designated channels to the extent required by Applicable Laws. Currency conversion, remittance procedures and associated fees shall be administered in accordance with Applicable Laws and the Plan.

11.  Personal Data. The Participant acknowledges and, to the extent consent is required by Applicable Laws, consents to the collection, use, processing and transfer of personal data for implementing, administering and managing the Plan and this Award Agreement. Such data may include the Participant’s name, address, contact details, date of birth, identification details, employment information and details of Awards and Award Shares. The Company, its Affiliates and service providers may process such data and transfer it to relevant administrators, brokers or other service providers, including outside the Participant’s jurisdiction, subject to Applicable Laws. The Participant may request access to or correction of such data, or withdraw consent where permitted, by contacting the Company. Withdrawal may affect administration of the Award but shall not limit rights required by Applicable Laws.

12. Confidentiality. The Participant shall keep the non-public terms of the Plan, this Award Agreement and the Award confidential, except for disclosures to professional advisers subject to confidentiality obligations, disclosures authorized by the Company or disclosures required or protected by Applicable Laws. Where legally permitted, the Participant shall give the Company reasonable notice of a required disclosure. This obligation survives termination of this Award Agreement. Nothing herein prohibits lawful reporting to a regulator or other authority, requires prior authorization or notice for protected reporting, or restricts rights that cannot lawfully be restricted.

13. Voluntary Participation. Participation in the Plan is voluntary. The Award is an extraordinary item of compensation outside normal or expected compensation and, to the extent permitted by Applicable Laws, is not included in calculating severance, redundancy, end-of-service payments, bonuses, pensions or similar benefits, unless otherwise expressly agreed or required by Applicable Laws. No particular value or return on the Award or Award Shares is guaranteed.

14. Discretionary Plan. The Award is governed by the Plan, subject to the express provisions of this Award Agreement permitted by the Plan. The Plan may be amended, suspended or terminated in accordance with its terms and Applicable Laws. This grant is a one-time benefit and creates no right to future Awards or benefits in lieu of Awards. Any future Award is subject to separate approval by the Committee. Nothing in this Section independently expands the Company’s amendment or cancellation powers beyond those provided by the Plan and Applicable Laws.

15. No Right to Continued Employment or Engagement. Nothing in this Award Agreement or the Plan confers any right to continued employment or service or limits the right of a Service Recipient to terminate the Participant’s employment or engagement, subject to Applicable Laws and any applicable employment or service agreement.

16. Governing Law and Disputes. In accordance with Section 14.13 of the Plan, this Award Agreement shall be construed in accordance with and governed by the laws of the Cayman Islands, and the courts of the Cayman Islands shall have non-exclusive jurisdiction in respect of any dispute, suit, action, arbitration or proceeding arising out of or in connection with this Award Agreement. Section 14.16 of the Plan shall also apply. Nothing herein excludes any mandatory jurisdiction or procedure required by Applicable Laws.

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17. Entire Agreement and Amendments. This Award Agreement and the Plan constitute the entire agreement between the parties concerning the Award and supersede prior understandings on that subject. Amendments to the Plan are governed by Article 13 of the Plan. Amendments to this Award Agreement shall be in writing and signed by both parties, except to the extent the Plan or Applicable Laws expressly permits action without the Participant’s consent. If this Award Agreement conflicts with the Plan, the Plan shall prevail, except where the Plan expressly permits the applicable provision to be determined in an Award Agreement.

18.  Severability. If any provision of this Award Agreement is invalid or unenforceable, the remaining provisions shall remain effective to the extent permitted by Applicable Laws.

19.  Waiver. A waiver by either party of a provision or breach must be in writing and shall not constitute a waiver of any other provision or breach or a continuing waiver.

20. Clawback and Recovery. The Award, the Award Shares and cash or other property received in respect of them remain subject to Section 14.20 of the Plan, applicable Company clawback or recovery policies and Applicable Laws. The absence of vesting conditions does not exempt the Award or Award Shares from those requirements.

21.  Representations and Undertakings of Participant. The Participant represents and undertakes that: (a) the Participant has received, read and understood the Plan and this Award Agreement and agrees to be bound by them; (b) the Participant has capacity to execute and perform this Award Agreement; (c) information provided to the Company in connection with the Award is true, accurate and complete in all material respects and material changes will be promptly notified to the Company; and (d) execution and performance do not breach any Applicable Laws or binding obligation applicable to the Participant. The Participant shall provide information reasonably required to administer the Award, including information relevant to tax residence and withholding. The Participant acknowledges the opportunity to obtain independent legal and tax advice and that the Company has not guaranteed any particular tax treatment.

22. Notices. Notices under this Award Agreement shall be in writing and delivered to the Company at its principal office or designated email address and to the Participant at the address or email address in the Company’s records, or another address notified in writing by the relevant party.

23.  Headings. Headings are for convenience only and do not affect interpretation of this Award Agreement.

24. Counterparts. This Award Agreement may be executed in counterparts, including by electronic signature to the extent permitted by Applicable Laws. Each counterpart is an original and together they constitute one instrument.

(Signature page follows)

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SIGNATURE PAGE TO

CHECHE GROUP INC.

CLASS B ORDINARY SHARE AWARD AND SUBSCRIPTION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Award Agreement as of the date first written above.

COMPANY:

CHECHE GROUP INC.

By:	/s/ Ji Wenting
Name:	Ji Wenting
Title:	Chief Financial Officer

PARTICIPANT:

Signature:	/s/ Zhang Lei
Name:	Zhang Lei

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